Exhibit 99.1

FOR IMMEDIATE RELEASE

June 9, 2017

For further information contact: Investor Relations (512) 837-7100 PR@citizensinc.com

CITIZENS, INC. ANNOUNCES THE ADDITION OF DISTINGUISHED

INSURANCE INDUSTRY EXECUTIVES TO ITS BOARD

AUSTIN, TX — June 9, 2017 — Citizens, Inc. (NYSE: CIA) today announced the further strengthening of its Board of Directors with the addition of Christopher (“Chris”) W. Claus and J.D. (“Chip”) Davis, Jr..

Mr. Claus provides Citizens’ Board with additional investment and insurance industry experience stemming from a distinguished 20 year career as an executive at USAA of San Antonio, Texas. Mr. Claus served as President of USAA’s, Financial Advice and Solutions Group from 2007 to 2013, where he was accountable for $3.68 Billion in Revenues and $375 Billion of Insurance in Force. Prior to that, Mr. Claus served as President of USAA’s Investment Management Company. Mr. Claus also concurrently serves as Lead Director and on the Audit Committee of TrueCar (NASDAQ:TRUE), a digital automotive marketplace.

Equally impressive is the addition of Mr. Davis to Citizens’ Board. Mr. Davis’s distinguished insurance career spans over 40 years, all of which were at National Farm Life Insurance Company (“NFLIC”) of Ft. Worth, Texas. During his extensive executive career, Mr. Davis served as President, CEO and Chairman of NFLIC’s board of directors.

Mr. Claus and Mr. Davis join Citizens’ board at a time of transition for Citizens. In February 2017, Citizens’ Board added Gerald Shields, former CIO of AFLAC, and Gov. Frank Keating, former President and CEO of the American Council of Life Insurers, the trade association for the life insurance and retirement security industry. Mr. Shields and Gov. Keating were both re-elected to their Board seats at the Citizens’ 2017 Annual Shareholders Meeting on June 6, 2017.

Dr. E. Dean Gage, Chairman of Citizens Nomination and Governance Committee, explained: “The Board has been relentless in pursuing individuals of character and distinction in our industry. Chris and Chip are ideal Board Members for Citizens. They are probing and experienced in key areas of our business. Most importantly, they understand the importance of a strong internal control environment within our Company,” emphasized Dr. Gage.

According to Dr. Robert Sloan, Chairman of Citizens Board of Directors, “Today, we have an entirely independent board of directors. Chris and Chip will have an immediate impact on the positive direction of Citizens. I personally can’t wait to work alongside each one of our directors as we serve the interests of our shareholders and policy holders.”

“This is a fantastic day for Citizens, as we achieve our objective of a fully independent board of directors,” emphasized Geoff Kolander, Citizens’ CEO, whom Citizens’ Board appointed CEO seven months ago to lead Citizens’ corporate and Executive Team transition. “One of our core values is accountability,” explained

Mr. Kolander. “We emphasize it within all levels of our organization. Our new executive team is excited to be held accountable to a board comprised of entirely independent and non-executive directors. They are all proven leaders and individuals of integrity. The net impact will be positive for our shareholders, as we continue to add talent to our executive suite and transition Citizens into a leading company within the insurance industry,” added Mr. Kolander.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies.

This press release may contain forward-looking statements as defined in the U.S. federal securities laws, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements, including the “Risk Factors” and similar disclosure described in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. You should not unduly rely on forward-looking statements, which speak only as of the date they are made. Citizens undertakes no duty or obligation to update or revise any forward-looking statement as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.